SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MBT Financial Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 12, 2010

Dear Shareholder:

By now you should have received our Notice of Annual Meeting of Shareholders to be held on May 6th 2010 and our request for your proxy to vote on the four proposals described in our Proxy Statement.  If you have not received your proxy materials, you may access them online at www.mbandt.com (investor relations/documents), or contact us at 734-241-3431. The purpose of this letter is to provide some additional background and to describe the reasons for proposals Two and Three, which pertain to authorization to issue additional common stock and to provide new authority to issue preferred stock.

We urge you to vote.  Every vote is important. Because proposals Two and Three require the affirmative vote of a majority of the outstanding shares for approval, abstentions and broker non-votes have the same effect as a vote against the proposals.  If you hold your shares in “street name” with a brokerage firm or other nominee we urge you to contact your broker and provide them with voting instructions.

Our current capital levels remain strong and above all applicable bank regulatory requirements.  Our Tier 1 Leverage ratio equaled 6.28% as of December 31, 2009.  The traditional standard to be considered “well capitalized” is 5%. While the Bank’s current capital ratios are considered adequate, during these challenging economic times we feel it is prudent to maintain capital levels that are in excess of traditionally accepted standards. We also reaffirmed our commitment to capital ratios in excess of traditional standards when we entered into our informal agreement with the FDIC and the State of Michigan bank regulators and mutually agreed to develop a plan to raise our Tier 1 capital ratio to at least 8%.

Our strategy to improve our capital ratios is threefold: (1) improve profitability and practice good balance sheet management, (2) consider appropriate and prudent use of borrowings by MBT Financial Corp. to contribute to Monroe Bank & Trust in the form of additional capital, and (3) consider appropriate equity offerings in the form of the sale of common stock and/or preferred stock.  The Board of Directors has not made any decisions at this time regarding what strategy or combination of solutions is best for the Company.  Those decisions will be made after careful evaluation and with the best long-term interest of our shareholders in mind.

Proposals Two and Three represent a straightforward request to provide us additional options for raising capital in the event we determine these options are the most advantageous of those available.  The Board of Directors believes that Proposal Two and Three are appropriate and prudent in order to be certain that the Company has the needed flexibility to address its capital requirements and opportunities for the foreseeable future.

As always, we welcome your questions and comments.  Please feel free to contact Doug Chaffin or John Skibski as listed below if you would like to discuss this further.

Sincerely,

MBT Financial Corp.

H. Douglas Chaffin President & CEO 724-384-8123	John L. Skibski Treasurer 734-242-1879